As filed with the Securities and Exchange Commission on August 22, 2002

                                                                   File No. 333-
================================================================================
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               V-ONE Corporation
            -------------------------------------------------------
            (Exact name of registrant as specified in its charter)



             Delaware                                   52-1953278
-------------------------------------      -------------------------------------
  (State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization)


            20250 Century Boulevard, Suite 300, Germantown, MD 20874
                                 (301) 515-5200
        ---------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              Margaret E. Grayson
                     President and Chief Executive Officer
                               V-ONE Corporation
                            20250 Century Boulevard
                                   Suite 300
                              Germantown, MD 20874
                                 (301) 515-5246
    ------------------------------------------------------------------------
      (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   Copies to:

                             Thomas F. Cooney, Esq.
                             Alissa A. Parisi, Esq.
                           Kirkpatrick & Lockhart LLP
                         1800 Massachusetts Avenue, NW
                           Washington, DC 20036-1800


          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.                                                                         [_]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box.            [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering.              [_]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.                                             [_]

          If delivery of the  prospectus is expected to be made pursuant to Rule
434, please check the following box.                                         [_]


                                    CALCULATION OF REGISTRATION FEE
------------------------------ ------------------- ------------------- ---------------------   ----------------

                                                     Proposed Maximum     Proposed Maximum         Amount of
  Title of Each Class of            Amount To       Offering Price Per   Aggregate Offering      Registration
Securities To Be Registered       Be Registered          Share(1)               Price(1)              Fee(1)
------------------------------ ------------------- ------------------- ---------------------   ----------------
Common Stock, $.001 par             5,940,000             $0.35             $2,079,000.00           $191.27
value per share (2)(3)
------------------------------ ------------------- -------------------- --------------------   ----------------
Common Stock, $.001 par               227,743             $0.35                $79,710.05             $7.33
value per share (3) (4)
------------------------------ ------------------- -------------------- --------------------   ----------------
Common Stock, $.001 par               336,750             $0.35               $117,862.50            $10.84
value per share (3) (5)
------------------------------ ------------------- -------------------- --------------------   ----------------
Total                               6,504,493             $0.35             $2,276,572.50           $209.44
------------------------------ ------------------- -------------------- --------------------   ----------------


(1) Estimated pursuant to Rule 457 for the purpose of calculating the registration fee only; based upon the average of the high and low sales prices for the common stock of V-ONE Corporation ("Common Stock") on the Nasdaq Small Cap Market on August 16, 2002. Registration fee is calculated pursuant to Rule 457(c).

(2) Consists of 4,752,000 shares of Common Stock issuable upon the conversion of V-ONE Corporation's 8% Secured Convertible Notes and 1,188,000 shares of Common Stock issuable upon the exercise of detachable warrants to purchase Common Stock granted in connection with the offering of V-ONE Corporation's 8% Secured Convertible Notes.

(3) Pursuant to Rule 416(a), also includes such indeterminate number of additional shares of Common Stock as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4) Represents shares of Common Stock as estimated accrued interest on V-ONE Corporation's 8% Secured Convertible Notes.

(5) Represents shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock granted to Joseph Gunnar & Co., LLC and LaSalle St. Securities, LLC, placement agent and subagent, respectively, for V-ONE Corporation's 8% Secured Convertible Notes offering.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to Completion, August 22, 2002


                                6,504,493 Shares

                               V-ONE CORPORATION

                                  COMMON STOCK


         The 6,504,493 shares of Common Stock of V-ONE Corporation ("V-ONE" or "the Company") offered through this prospectus may be sold by the stockholders listed on pages 8 and 9 of this prospectus. The sale of shares offered through this prospectus may be effected by the selling stockholders from time to time in transactions on the Nasdaq Small Cap Market, in privately negotiated transactions or in a combination of such methods of sale. The shares may be sold at fixed prices that may change, at prices prevailing at the time of sale, at prices relating to such prevailing prices or at negotiated prices. None of the proceeds from this offering will be received by V-ONE.

         V-ONE's Common Stock is currently listed on the Nasdaq Small Cap Market under the trading symbol "VONE." V-ONE's principal executive offices are located at 20250 Century Boulevard, Suite 300, Germantown, Maryland 20874. V-ONE's telephone number is (301) 515-5200.

         POTENTIAL   INVESTORS  SHOULD  CONSIDER   CAREFULLY  THE  RISK  FACTORS
BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THEIR SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                             ________________, 2002

                                V-ONE CORPORATION

         V-ONE develops, markets, and licenses a comprehensive suite of network security products that enables organizations to conduct secured electronic transactions and information exchange using private enterprise networks and public  networks,  such as the  Internet.  V-ONE's  suite of products  addresses network user authentication, perimeter security, access control, and data integrity through the use of smart cards, firewalls, and encryption technology. V-ONE's products interoperate seamlessly and can be combined to form a complete, integrated network security solution or can be used as independent components in customized security solutions. V-ONE's products have been designed with an open and flexible architecture to enable applications to work better and to support future network security standards. In addition, V-ONE's products enable organizations to deploy and scale their solutions from small, single-site networks to large, multi-site environments and can accommodate both wireline and wireless media.

         V-ONE was incorporated in Maryland in February 1993 and reincorporated in Delaware in February 1996. Effective July 2, 1996, V-ONE changed its name from "Virtual Open Network Environment Corporation" to "V-ONE Corporation."


                                  RISK FACTORS

         V-ONE operates in a rapidly changing environment that involves numerous risks, some of which are beyond V-ONE's control. The following discussion addresses risks V-ONE believes to be material to its business and operations. This prospectus contains "forward-looking statements." Such statements involve known and unknown risks and uncertainties that could cause V-ONE's actual performance or achievements to differ from any future performance or achievements expressed or implied by such statements. Readers should carefully consider the following risk factors before purchasing Common Stock of V-ONE. Readers are also referred to the documents filed by V-ONE with the Securities and Exchange Commission ("SEC"), specifically V-ONE's 2001 Annual Report on Form 10-K, which identify important risk factors for V-ONE.

         LACK OF AVAILABLE CAPITAL COULD ADVERSELY AFFECT V-ONE'S ABILITY TO CONTINUE OPERATIONS; COMPLETION OF AN OFFERING OF SECURITIES COULD BE CRUCIAL TO V-ONE'S ABILITY TO CONTINUE OPERATIONS.

         V-ONE may not be able to continue operations beyond October 31, 2002 unless it raises additional capital or receives purchase orders under active programs for federal, state and local governments that have been delayed as the federal government has sought to define the nature and scope of its Homeland Security initiative. V-ONE's operating activities used cash of approximately $7.8 million in 2001, at an average of $650,000 per month. V-ONE is continuing to streamline operations and reduce costs as it implements its turnaround strategy. V-ONE's approach as it navigates the market penetration phase of its turnaround program focuses on distribution of V-ONE's products to existing customers and channel partners. That said, V-ONE is very focused on the fact that its cash position may not be adequate to allow the Company to capitalize on all of the opportunities initiated during 2002. To preserve cash resources, the Company reduced operating expenses on April 1, 2002 by approximately 25%. Further steps were taken to reduce expenses in July 2002 by implementing a reduced workweek designed to ensure that customers' requirements are met without jeopardizing V-ONE's workforce. With these cost saving measures in place, V-ONE will focus its engineering design efforts on completing features committed to meet the needs of existing and potential customers in the government sector and supporting relationships with its channel partners for sales and marketing to commercial accounts. Even at reduced operating levels, however, V-ONE may not be able to maintain operations for any extended period of time without additional capital or a significant strategic transformative event. V-ONE's ability to continue as a going concern is dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis or to obtain additional funding. There can be no assurance that the timing of acceptance and implementation of V-ONE's products with existing customers or proposed agreements will generate revenue for V-ONE to cover its cost of operations and meet its cash flow requirements.

         V-ONE MAY NEED TO RAISE FUNDS THROUGH THE ISSUANCE OF ADDITIONAL SECURITIES, INCLUDING THE ISSUANCE OF CURRENTLY CONTEMPLATED SERIES E PREFERRED STOCK, WHICH ISSUANCES MAY DIMINISH THE VALUE OF ITS OUTSTANDING SECURITIES.

         V-ONE currently projects that it will need to raise additional capital to fund the costs associated with the operation of its business beyond October 31, 2002. To meet its cash needs in the near term, the Company currently contemplates seeking funding through a private offering of Series E Preferred Stock. There can be no assurance that such an offering will be completed or that other additional funds will be available on acceptable terms or at all.

         If V-ONE receives additional funding, it may be obligated to issue shares of preferred stock and securities convertible into shares of Common Stock. The issuance of such additional shares and securities may substantially dilute the value of the Company. Such additional shares and securities may contain terms allowing for, among other things, certain preferences in allocation of net income or profits, in distributions of cash and property or in liquidation. Other terms may possibly include protections against potential dilution of an investor's interest by the issuance of new equity by the Company or preemptive and maintenance rights to maintain such equity interest, special voting rights or rights in connection with the potential future registration of the Company's securities for sale to the public.

         COMPLETION OF SERIES E PREFERRED STOCK OFFERING IS SUBJECT TO THE RIGHTS OF THE HOLDERS OF SERIES C AND SERIES D PREFERRED STOCK.

         There are currently two outstanding classes of V-ONE's preferred stock. As more particularly set forth in V-ONE's Certificate of Incorporation, holders of these shares of preferred stock have rights and preferences that may obligate V-ONE to obtain their consent prior to issuing the Series E Preferred Stock. If V-ONE is not able to obtain the consent of these stockholders on terms acceptable to prospective investors in the offering, V-ONE may not be able to complete an offering of Series E Preferred Stock in a timely manner. In the absence of the proceeds from Series E Preferred Stock, V-ONE may not be able to satisfy its obligations to the holders of its 8% Secured Convertible Notes ("Notes") upon maturity.

         V-ONE MAY NOT BE ABLE TO MAINTAIN THE MINIMUM NASDAQ SMALL CAP MARKET LISTING REQUIREMENTS.

         Although V-ONE's Common Stock is currently listed on the Nasdaq Small Cap Market, Nasdaq has notified V-ONE that it has questions concerning, among other things, the Company's ability to maintain the minimum listing requirements. V-ONE may not be able to continue to satisfy the minimum listing requirements. In the event that V-ONE's Common Stock is delisted, V-ONE may choose not to appeal the decision. Even if V-ONE decides to appeal, the appeal may not be successful. If V-ONE's Common Stock is delisted from Nasdaq, the trading market for such securities could be disrupted which could make it difficult for investors to trade in the Company's Common Stock. If V-ONE's Common Stock is delisted, the Company may or may not apply for listing on the OTC Bulletin Board or another quotation system or exchange on which it could qualify. If V-ONE is delisted and applies for listing on another quotation system or exchange, the Company may not be eligible initially for such listing and, if the Company becomes listed, the Company may not be able to maintain eligibility.

         ADVERSE ECONOMIC IMPACT OF A SLOWING GLOBAL ECONOMY COULD IMPAIR V-ONE'S REVENUES.

         The slowing global economy, as further hampered by the events of September 11, 2001, has created an uncertain international economic environment, and management cannot predict the impact of the slowing global economy, any future terrorist acts or any related military action on V-ONE's customers or their businesses. In particular, V-ONE's commercial customers could be negatively affected by the sluggish international economy. Although management believes that spending on security products will increase as a result of these events, if businesses curtail or eliminate capital spending on information technology, or if downturns in the Internet infrastructure and related markets continue, businesses may delay or cancel orders for security products which could result in reduced or cancelled orders for V-ONE's products. In addition, these uncertain economic times could cause longer sales cycles, payment delays and price pressure, and consequently, V-ONE may not meet its financial forecast.

         V-ONE'S   CONTINUED   LOSSES  AND  ACCUMULATED   DEFICIT  COULD  AFFECT
PROFITABILITY AND MARKET ACCEPTANCE OF V-ONE'S PRODUCTS.

         As of June 30, 2002, V-ONE had an accumulated deficit of approximately $62.6 million. V-ONE is implementing a turnaround business plan, which management believes will enable V-ONE to achieve profitable operating results in the future. V-ONE may not, however, achieve or sustain profitability or significant revenues in the short run. To address these risks, V-ONE must, among other things, continue its emphasis on research and development, successfully execute and implement its marketing strategy, respond to competitive developments and seek to attract and retain talented personnel. V-ONE may be unable successfully to address these risks and the failure to do so could affect V-ONE's ability to fully implement its marketing strategy and achieve profitability and may have a material adverse effect on the market acceptance of V-ONE's products. V-ONE was founded in February 1993 and introduced its first product in December 1994. Accordingly, V-ONE did not generate any significant revenues until 1995 when it commenced sales of its firewall product and introduced its SmartGate client/server system. Revenues for the years ended 1997, 1998, 1999, 2000 and 2001 were approximately $6.0 million, $6.3 million, $5.0 million, $4.6 million and $5.0 million, respectively. Losses attributable to holders of Common Stock for the years ended 1997, 1998, 1999, 2000 and 2001 were approximately $10.8 million, $9.4 million, $10.0 million, $9.2 million and $9.9 million, respectively. V-ONE's results of operations in recent periods may not be an accurate indication of future results of operations in light of the evolving nature of the network security market and the uncertainty of the demand for Internet and intranet products in general and V-ONE's products in particular.

         SALES TO GOVERNMENT AGENCIES CONSTITUTE A SIGNIFICANT PERCENTAGE OF V-ONE'S REVENUE AND ARE SUBJECT TO VARIOUS POLICIES AND LENGTHY TESTING PERIODS THAT EXPOSE V-ONE TO FINANCIAL RISKS.

         No government agency or department has an obligation to purchase products from V-ONE in the future and the government may terminate its contracts without cause. Moreover, sales to and contracts with government agencies are subject to reductions or delays in funding, risks of disallowance of costs upon audit, changes in government procurement policies, the necessity to participate in competitive bidding and, with respect to contracts involving prime contractors or government-designated subcontractors, the inability of such parties to perform under their contracts. In addition, product implementation in government sales may be subject to extended periods of rigorous validation testing and a lengthy approval process by government agencies and bureaus within an agency. Such testing and approval may delay contract awards and payments to V-ONE under such contracts. V-ONE estimates that for the fiscal years ended December 31, 2000 and 2001, sales to the U.S. government constituted approximately 40% and 43% of its revenue, respectively. V-ONE expects to derive a significant amount of its revenue in 2002 from sales to government agencies.

         RISKS OF COMPETITION COULD AFFECT V-ONE'S MARKET SHARE AND ADVERSELY AFFECT REVENUE AND PROFITABILITY.

         V-ONE faces intense competition in all of its market segments. The market for network security products is very competitive and V-ONE expects competition to intensify in the future. There can be no assurance that V-ONE's products will command a significant share of the network security market. Many of V-ONE's competitors have significantly greater resources, generate higher revenue and have greater name recognition than V-ONE. There can be no assurance that V-ONE's competitors will not develop products that are superior to those developed by V-ONE or adapt more quickly than V-ONE to new technologies or evolving industry trends. Increased competition may result in price reductions, reduced gross margins or loss of market share, any of which could have a material adverse effect on V-ONE's revenue stream. There is no assurance that V-ONE will be able to compete effectively against current or future competitors.

         RISK OF ERRORS, FAILURES AND PRODUCT LIABILITY COULD AFFECT MARKET ACCEPTANCE OF V-ONE'S PRODUCTS.

         The complex nature of V-ONE's software products can make the detection of errors or failures difficult when products are introduced. If errors or failures are subsequently discovered, this may result in delays, lost revenues, lost customers during the correction process, damage to V-ONE's reputation and claims and damages against V-ONE. In the past, the difficulty in detecting and correcting errors has affected V-ONE's ability to timely deliver a product in accordance with contract deadlines, which in turn has adversely affected customer relationships. A malfunction or the inadequate design of V-ONE's products could result in tort or warranty claims. V-ONE generally attempts to reduce the risk of such losses to itself and to the companies from which it licenses technology through warranty disclaimers and liability limitation clauses in its license agreements. V-ONE may not have obtained adequate contractual protection in all instances or where otherwise required under agreements V-ONE has entered into with others. In addition, these measures may not be effective in limiting V-ONE's liability to end users and to the companies from which V-ONE licenses technology. V-ONE currently has liability insurance. However, V-ONE's insurance coverage may not be adequate and any product liability claim against V-ONE for damages resulting from security breaches could be substantial. In addition, a well-publicized actual or perceived security breach could adversely affect V-ONE's customer relationships and the market's perception of security products in general or V-ONE's products in particular.

         RISK OF DEVELOPMENT DELAYS COULD AFFECT V-ONE'S ABILITY TO MEET DELIVERY SCHEDULES.

         V-ONE  may  experience  delays in  software  development  triggered  by factors such as insufficient staffing or the unavailability of development-related software, hardware or technologies. Further, when developing new software products, V-ONE's schedules may be altered as a result of changes to the product specifications in response to customer requirements, market developments, performance problems or V-ONE-initiated changes. In the past, alterations to the in-process development of a product have caused delays in the product's development schedule and have adversely affected V-ONE's ability to timely provide enhancements for the product. When developing complex software products, the technology market may shift during the development cycle, requiring V-ONE either to enhance or change a product's specifications. All of these factors may cause a product to enter the market behind schedule, which may adversely affect market acceptance of the product or place it at a disadvantage to a competitor's product that has already gained market share or market acceptance during the delay.

         RISKS RELATING TO EVOLVING DISTRIBUTION CHANNELS COULD HINDER MARKETING INITIATIVES.

         V-ONE relies on its direct sales force and its channel distribution strategy for the sale and marketing of its products. V-ONE's sales and marketing organization may be unable to successfully compete against the more extensive and well-funded sales and marketing operations of certain of its current and future competitors. V-ONE's distribution strategy involves the development of relationships with resellers and international distributors and the implementation of strategic partnering initiatives to enable V-ONE to achieve broad market penetration. However, V-ONE may be unable to complete strategic partnering initiatives or continue to attract integrators and resellers that will be able to market V-ONE's products effectively and that will be qualified to provide timely and cost-effective customer support and service. V-ONE ships products to distributors, integrators and resellers on receipt of a purchase order, and its distributors, integrators and resellers generally carry competing product lines. Current distributors, integrators and resellers may not continue to represent V-ONE's products. The inability to recruit, or the loss of, important sales personnel, distributors, integrators or resellers could hinder V-ONE's marketing initiatives and its ability to achieve broader market penetration.

         RISKS ASSOCIATED WITH LONG SALES CYCLE MAKE IT DIFFICULT TO PREDICT RESULTS.

         The sales cycle associated with V-ONE's products is lengthy due to a number of significant risks over which V-ONE has little or no control. While it varies from sale to sale, the average length of V-ONE's sales cycle can be six months or more. As a result, V-ONE finds it difficult to predict quarterly results, and order backlog, if any, at the beginning of any period may represent only a small portion of that period's expected revenues. As a result, product revenues in any period will be substantially dependent on orders booked and registered in that period.

         MARKET VOLATILITY COULD AFFECT V-ONE'S STOCK PRICE.

         The market price of V-ONE's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors, such as announcements of new products by V-ONE or its competitors and changes in financial estimates by securities analysts or other events. Moreover, the stock market has experienced extreme volatility that has particularly affected the market prices of equity securities of many technology companies and that has often been unrelated and disproportionate to the operating performance of such companies. Broad market fluctuations, as well as economic conditions generally and in the software industry specifically, may adversely affect the market price of V-ONE's Common Stock.

         V-ONE DEPENDS ON KEY PERSONNEL WHO WOULD BE DIFFICULT TO REPLACE.

         V-ONE's success depends, to a large extent, upon the performance of its senior management and its technical, sales and marketing personnel, many of whom have joined V-ONE within the last 12 months. There is intense competition in the software security industry to hire and retain qualified personnel. V-ONE's success will depend upon its ability to retain and, if necessary, hire additional key personnel. The loss of key personnel or the inability to attract additional qualified personnel could materially and adversely affect V-ONE's results of operations and product development efforts. V-ONE has entered into an employment agreement with Margaret E. Grayson, its President and Chief Executive Officer, that provides for fixed terms of employment. However, V-ONE has not historically provided such types of employment agreements to its other employees. This practice may adversely affect V-ONE's ability to attract and retain the necessary technical, management and other key personnel.


                       WHERE YOU CAN FIND MORE INFORMATION

         A Registration Statement on Form S-3 ("Registration Statement") under the Securities Act of 1933 relating to the securities offered by this prospectus has been filed by V-ONE with the SEC in Washington, DC. This prospectus does not contain all of the information set forth in the Registration Statement and its exhibits and schedules. Some financial and other information relating to V-ONE is contained in the documents indicated below under "Incorporation of Certain Documents by Reference." This information is not presented in this prospectus or delivered with it. For further information with respect to V-ONE and the securities offered by this prospectus, reference is made to such Registration Statement, exhibits and schedules.

         Statements contained in this prospectus as to the contents of any contract or other document summarize only the material terms and provisions of such contracts or other documents. In each instance, reference is made to the copy of such contract or other document filed as exhibits to the Registration Statement, each such statement being qualified in all respects by such reference.

         Copies of the Registration Statement may be inspected without charge or may be obtained from the SEC upon the payment of certain fees prescribed by the SEC at the public reference facilities maintained by the SEC in Washington, DC at Judiciary Plaza, 450 Fifth Street, NW, Washington, DC.

         V-ONE is subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, V-ONE files periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information concerning V-ONE may be inspected or copied at the public reference facilities at the SEC located at 450 Fifth Street, NW, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of such documents can be obtained at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, DC 20549, at prescribed rates or by reference to V-ONE on the SEC's Worldwide Web page (http://www.sec.gov).


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by V-ONE with the SEC, are incorporated in this prospectus by reference:

        (1)      V-ONE's   Annual  Report  on  Form  10-K  for  the  year  ended
                 December 31, 2001;

        (2) V-ONE's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;

        (3) All other reports filed by V-ONE pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since June 30, 2002; and

        (4) The description of V-ONE's Common Stock contained in V-ONE's Registration Statement on Form 8-A filed on October 9, 1996, pursuant to Section 12(g) of the Securities Exchange Act of 1934.

         All reports and other documents subsequently filed by V-ONE pursuant to Sections 12, 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment that indicates that all securities offered by this prospectus have been sold or that deregisters all securities then remaining unsold are deemed to be incorporated by reference in and to be a part of this prospectus from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in the Registration Statement containing this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded is not deemed, except as so modified or superseded, to constitute a part of this prospectus.

         V-ONE will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents referred to above that have been or may be incorporated in this prospectus by reference. Exhibits to such documents will not be provided (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such documents should be directed to: V-ONE Corporation, 20250 Century Boulevard, Germantown, Maryland 20874, attention: Margaret E. Grayson, President and Chief Executive Officer. Ms. Grayson's telephone number is (301) 515-5246.


                              SELLING STOCKHOLDERS

         The following table sets forth the names of the stockholders selling shares of Common Stock in this offering, the number of shares of Common Stock beneficially owned by each selling stockholder as of August 16, 2002 (except as noted below) and the number of shares of Common Stock that may be offered for sale pursuant to this prospectus by each such selling stockholder. The selling stockholders own their shares either in the form of (i) 8% Secured Convertible Notes convertible into shares of Common Stock or (ii) warrants to purchase shares of Common Stock of V-ONE. In some instances, the shares offered pursuant to this prospectus may be sold by the pledgees, donees or transferees of or other successors in interest to the selling stockholders. Except as set forth below, none of the selling stockholders has held any position, office or other material relationship with V-ONE or any of its affiliates within the past three years other than as a result of the transaction that results in its ownership of shares of Common Stock.

         The shares may be offered from time to time by the selling stockholders named below. However, the selling stockholders are under no obligation to sell all or any portion of such shares, nor are the selling stockholders obligated to sell any such shares immediately pursuant to the Registration Statement. Because the selling stockholders may sell all or part of their shares, no estimate can be given as to the number of shares of Common Stock that will be held by any selling stockholder after termination of any offering made by this prospectus.

                                                                                            COMMON STOCK BENEFICIALLY
                                                                                              OWNED AFTER OFFERING IF
                                                                                      ALL OFFERED SHARES ARE SOLD (1)
                                                                                      -------------------------------
                                                SHARES OF COMMON
                                               STOCK BENEFICIALLY                                       PERCENT OF
NAME OF SELLING                                  OWNED PRIOR TO        COMMON STOCK       NUMBER       OUTSTANDING
STOCKHOLDER                                         OFFERING          OFFERED HEREBY     OF SHARES        SHARES
---------------------------------------------------------------------------------------------------------------------
Ernest Benedetto                                           250,000        250,000 (2)        0               *
Walter Briggs                                              130,000        125,000 (2)      5,000             *
Michael Burke                                              125,000        125,000 (2)        0               *
Cranshire Capital, L.P. (3)                                250,000        250,000 (2)        0               *
Richard Daniels                                             50,000         50,000 (2)        0               *
James Davis                                                125,000        125,000 (2)        0               *
Lawrence and Rhonda Dubin                                   65,000         65,000 (2)        0               *
Chester Fannon, Jr.                                        148,500        125,000 (2)      23,500            *
Avery Fuchs                                                100,000        100,000 (2)        0               *
Margaret Grayson (4)                                       513,856        125,000 (2)     388,856          1.60%
Joseph Gunnar & Co., LLC                                   314,750        314,750 (5)        0               *
Heidi B. and Kay V. Heiden Family, LP (6)                  322,000        125,000 (2)     197,000            *
Erin Hiatt                                                 125,000        125,000 (2)        0               *
Stephen Hirsh                                              100,000        100,000 (2)        0               *
George Holt                                                125,000        125,000 (2)        0               *
Louis Jacobson                                             125,000        125,000 (2)        0               *
David Kendall                                              155,000        125,000 (2)      30,000            *
LaSalle St. Securities, LLC                                 22,000         22,000 (5)        0               *
Melvin Lechner                                             250,000        250,000 (2)        0               *
LCM Holdings, Inc. (7)                                     100,000        100,000 (2)        0               *
Ian Mead                                                   250,000        250,000 (2)        0               *
William Odom (8)                                           386,566         50,000 (2)     336,566          1.39%
John Napier                                                500,000        500,000 (2)        0               *
Jaydeep Patel                                              125,000        125,000 (2)        0               *
Edward Schultze                                          1,397,340      1,000,000 (2)     397,340          1.64%
John Sciantarelli                                           66,000         50,000 (2)      16,000            *


                                                                                            COMMON STOCK BENEFICIALLY
                                                                                              OWNED AFTER OFFERING IF
                                                                                      ALL OFFERED SHARES ARE SOLD (1)
                                                                                      -------------------------------
                                                SHARES OF COMMON
                                               STOCK BENEFICIALLY                                       PERCENT OF
NAME OF SELLING                                  OWNED PRIOR TO        COMMON STOCK       NUMBER       OUTSTANDING
STOCKHOLDER                                         OFFERING          OFFERED HEREBY     OF SHARES        SHARES
---------------------------------------------------------------------------------------------------------------------
Jan Siegel                                                  25,000         25,000 (2)        0              *
David Smith                                                214,500        175,000 (2)      39,500           *
Stahelin-Partners - DuPage Corp. LP (9)                    550,000        500,000 (2)      50,000           *
Dewitte Thompson                                           161,300        125,000 (2)      36,300           *
Richard Thompson                                           125,000        125,000 (2)        0              *
Andrew and Bette Vaccaro                                   125,000        125,000 (2)        0              *
Alberto Velella                                            250,000        250,000 (2)        0              *
Larry Warner                                               125,000        125,000 (2)        0              *
Stanton Weissenborn                                        271,012        100,000 (2)     171,012           *

------------------------

*        Less than 1%.

(1)      Assumes the sale of all shares.

(2) Consists of shares issuable upon the conversion of 8% Secured Convertible Notes and the exercise of detachable warrants. Does not include shares payable as estimated accrued interest on the 8% Secured Convertible Notes.

(3) The general partner of Cranshire Capital, L.P. is Downsview Capital, Inc. Downsview Capital, Inc. is controlled by Mitchell Kopin.

(4) Margaret Grayson is the President, Chief Executive Officer and a director of V-ONE.

(5)      Consists  of shares  issuable upon the exercise of warrants  granted to
         placement   agent  or  subagent  in  connection  with  the  8%  Secured
         Convertible Notes offering.

(6) Heidi B. and Kay V. Heiden Family, LP is controlled by Heidi and Kay Heiden. Heidi Heiden is a director of V-ONE.

(7)      LCM Holdings, Inc. is controlled by Patrick Moughan.

(8)      William Odom is the Chairman of the Board of Directors of V-ONE.

(9)      Stahelin Partners-DuPage Corp.  LP is controlled by Michael Stahelin.

         From time to time, the selling stockholders may transfer, pledge, donate or assign their shares to lenders, family members and others and upon acquiring the shares, such persons will be deemed to be selling stockholders for purposes of this prospectus. The number of shares beneficially owned by the selling stockholders who so transfer, pledge, donate or assign shares will decrease as and when they take such actions. The plan of distribution for shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

                                 USE OF PROCEEDS

         There will be no proceeds to V-ONE from the sale of the shares by the selling stockholders. Any proceeds from the sales of Common Stock received by the selling stockholders will be retained by the selling stockholders.

         V-ONE will pay substantially all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents and the expenses of counsel to the selling stockholders. Such expenses are estimated to be approximately $40,209.44. V-ONE has also agreed to indemnify some of the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

                              PLAN OF DISTRIBUTION

         The shares are being offered on behalf of the selling stockholders, and V-ONE will not receive any proceeds from this offering. See "Use of Proceeds." The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or tranferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

         The distribution of the shares may be effected in one or more of the following methods:

         o ordinary brokers' transactions, which may include long or short sales

         o transactions involving cross or block trades or otherwise on the Nasdaq Small Cap Market or on any other stock exchange or trading facility on which the Common Stock may be trading

         o purchases by brokers, dealers or underwriters as principals and resale by such purchasers for their own accounts pursuant to this prospectus

         o "at the market" to or through market makers or into an existing market for the Common Stock

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents

         o   through  transactions  in  options,   swaps  or  other  derivatives
             (whether exchange-listed or otherwise) or

         o any combination of the foregoing, or by any other legally available means.

         In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into options or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares. Those shares may be resold thereafter pursuant to this prospectus.

         In addition, the selling stockholders from time to time may sell short the Common Stock of V-ONE. In such instances, this prospectus may be delivered in connection with such short sales and the shares may be used to cover such short sales. Any or all of the sales or other transactions involving the shares described above may be made pursuant to this prospectus, whether effected by the selling stockholders, any broker-dealer or others. In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular broker-dealer may be less than or in excess of customary commissions. The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Neither V-ONE nor any selling stockholder can presently estimate the amount of such compensation. V-ONE knows of no existing arrangements between any selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to V-ONE's Common Stock for a period of one business day prior to the commencement of such distribution and ending upon such person's completion of participation in the distribution, subject to certain exceptions for passive market making transactions. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock by the selling stockholders.

         At the time a particular offer of shares is made, to the extent required, a supplemental prospectus will be distributed that will set forth the number of shares being offered and the terms of the offering including the name or names of the selling stockholders and any underwriters, dealers or agents, the purchase price paid by an underwriter for the shares purchased from the selling stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of some states, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers.


                            DESCRIPTION OF SECURITIES

GENERAL

         V-ONE is authorized to issue up to 50,000,000 shares of Common Stock, $0.001 par value per share, and 13,333,333 shares of preferred stock, $0.001 par value per share.

         The following summary of certain provisions of V-ONE's Common Stock and preferred stock contains only the material provisions of V-ONE's capital stock, the complete provisions of which may be found in and are subject to V-ONE's Restated Certificate of Incorporation and Restated Bylaws and are subject to the provisions of applicable law.

COMMON STOCK

         As of August 16, 2002, there were 24,271,348 shares of Common Stock outstanding that were held of record by approximately 192 stockholders.

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Dividends, if any, may be declared by the Board of Directors out of funds legally available for the payment of dividends. Dividends may be paid in cash, in property or in shares of capital stock. In the event of any voluntary or involuntary liquidation, sale, or winding up of V-ONE, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, including, but not limited to, the Notes, and liquidation preferences of any outstanding shares of preferred stock. Holders of Common Stock have no preemptive rights to subscribe for any of V-ONE's securities or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

         V-ONE's Board of Directors has the authority to issue up to 13,333,333 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders. The issuance of preferred stock may have the effect of delaying or preventing a change in control of V-ONE. V-ONE currently has 42,904 shares of Series C Preferred Stock ("Series C Shares") outstanding and 3,021,000 shares of Series D Convertible Preferred Stock ("Series D Shares") outstanding.

         Series C Preferred Stock
         ------------------------

         On September 9, 1999, V-ONE issued 335,000 Series C Shares and non-detachable warrants to purchase 3,350,000 shares of Common Stock ("Series C Warrants"). Each Series C Share was issued with a Series C Warrant to purchase ten shares of Common Stock. The Series C Warrants are immediately exercisable at a price of $2.625 per share and will remain exercisable until 90 days after all of the Series C Shares have been redeemed and the shares of the Common Stock underlying the Series C Warrants have been registered for resale.

         The Series C Shares bear cumulative compounding dividends at an annual rate of 10.0% for the first five years, 12.5% for the sixth year and 15.0% in and after the seventh year. The dividends may be paid in cash, or at the option of V-ONE, in shares of registered Common Stock. The Series C Shares are not convertible and rank senior to the Common Stock and Series D Shares as to payment of dividends and distributions of assets upon liquidation, dissolution or winding up of V-ONE. Holders of the Series C Shares are entitled to a liquidation preference of $26.25 per share. There are no sinking fund provisions applicable to the Series C Shares.

         At least 51.0% of the outstanding Series C Shares must vote affirmatively as a separate class for (i) the voluntary liquidation, dissolution or winding up of V-ONE, (ii) the issuance of any securities senior to the Series C Shares, (iii) the declaration or payment of a cash dividend on all junior stocks and (iv) certain amendments to V-ONE's Certificate of Incorporation and Bylaws. Prior to the exercise of the Series C Warrants, the holders of Series C Shares are entitled to ten common votes for each Series C Share on all matters on which common stockholders are entitled to vote, except in connection with the election of the Board of Directors. As long as at least 51.0% of the Series C Shares are outstanding, the holders shall have the right to elect one director to V-ONE's Board of Directors.

         V-ONE has the right to redeem the outstanding  Series C Shares in whole
(i) at any time after the third anniversary of the issuance date, (ii) upon the closing of an underwritten public offering in excess of $20 million and at a price in excess of $6.50 per share or (iii) prior to the third anniversary of the issuance date if the average closing bid price of the Common Stock for any twenty trading days during any thirty trading days ending within five trading days prior to the date of notice of redemption is at least $3.9375 per share. The redemption price will be paid in cash in full and will be equal to the greater of $26.25 per share or the fair market value of each Series C Share plus all unpaid dividends.

         At any time after all of the Series C Warrants have been exercised by a holder, that holder shall have the right to require V-ONE to redeem all of its then outstanding Series C Shares. The redemption price for each Series C Share is $26.25 per share plus all unpaid dividends and is payable at the option of V-ONE in either cash or shares of Common Stock.

         Series D Convertible Preferred Stock
         ------------------------------------

         On February 14, 2001, V-ONE issued 3,675,000 Series D Shares and detachable warrants to purchase 735,000 shares of Common Stock ("Series D Warrants"). The Series D Shares were sold in units, with each unit consisting of five Series D Shares and a Series D Warrant to purchase one share of Common Stock. The Series D Warrants are immediately exercisable at a price of $2.29 per share and will remain exercisable until February 14, 2004.

         The Series D Shares bear cumulative compounding dividends at an annual rate of 10.0% for the first five years, 12.5% for the sixth year and 15.0% in and after the seventh year. The dividends may be paid in cash, or at the option of V-ONE, in shares of registered Common Stock. The Series D Shares are convertible at any time into shares of Common Stock at the initial conversion price of $1.91 and the initial conversion ratio of one Series D Share for one share of Common Stock. Both the conversion price and conversion ratio are subject to equitable adjustment for stock splits, stock dividends, combinations, and similar transactions, and in the event V-ONE issues shares of Common Stock at a purchase price less than the then current conversion price. The Series D Shares will be automatically converted into Common Stock upon the closing of an underwritten public offering in excess of $20 million and at a price in excess of $3.00 per share.

         The Series D Shares rank senior to the Common Stock and junior to the Series C Shares as to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of V-ONE. Holders of the Series D Shares are entitled to a liquidation preference equal to the greater of (i) $1.91 plus any unpaid accrued preferred dividends and (ii) the dollar value per share for the Series D Shares that a holder of such shares would have been entitled to receive had such shares been converted into Common Stock immediately prior to the liquidation, dissolution or winding up of V-ONE. There are no sinking fund provisions applicable to the Series D Shares.

         Except as to matters addressed in the next sentence, the holders of the Series D Shares have the right to vote that number of shares equal to the number of shares of Common Stock issuable upon the conversion of their Series D Shares and vote together with the holders of Common Stock as a single class. For so long as at least 51.0% of the number of Series D Shares outstanding on February 14, 2001 remains outstanding, the affirmative vote or consent of the holders of at least 51.0% of the then outstanding number of Series D Shares, voting separately as a class, is required for (i) the voluntary liquidation, dissolution or winding up of V-ONE, (ii) the issuance of any securities senior to or on parity with the Series D Shares, (iii) the declaration or payment of a cash dividend on all junior stocks and (iv) certain amendments to V-ONE's Certificate of Incorporation and Bylaws.

         V-ONE has the right to redeem the outstanding Series D Shares in whole at any time after February 14, 2004, and on or prior to February 14, 2004 (i) upon the closing of an underwritten public offering in excess of $20 million and at a price in excess of $3.00 per share or (ii) if the average closing bid price of the Common Stock for any twenty trading days during any thirty trading days ending within five trading days prior to the date of notice of redemption is at least $5.75 per share, subject in either case to the right of any holder of Series D Shares to convert his, hers, or its Series D Shares into Common Stock. The redemption price will be paid in cash in full and be the greater of $1.91 per share or the fair market value of each Series D Share plus all unpaid dividends.

         Beginning on February 14, 2007, and for each of the next three years thereafter, the holders of Series D Shares will have the cumulative right to require V-ONE to redeem annually up to one-fourth of the Series D Shares issued by V-ONE to each such holder. The redemption right can be settled through the issuance of Common Stock, at the option of V-ONE. The redemption price for each Series D Share is $1.91 per share plus all unpaid dividends.

DEBT

         8% Secured Convertible Notes
         ----------------------------

         In closings on July 23 and 26 and August 2, 2002, V-ONE issued 8% Secured Convertible Notes with detachable warrants for an aggregate principal amount of $1,188,000. The Notes mature 180 days after issuance with an additional 180-day extension available at the option of the Company or the holders. The rate of interest payable during such extension of the Notes is 10% per annum.

         The holders may convert  their Notes at any time prior to maturity into
(i) V-ONE's Common Stock at a conversion price equal to the greater of $0.25 per share or 60% of the average closing sales price of the Company's Common Stock, as quoted on Nasdaq, for the five trading day period immediately preceding the Company's receipt of the holders' notification of conversion or (ii) new V-ONE securities issued in any round of financing the gross proceeds of which are greater than $3,000,000 at a conversion price based upon the price at which the new securities are convertible into V-ONE's Common Stock.

         Notwithstanding the previous paragraph, if, prior to maturity, V-ONE receives gross proceeds of $3,000,000 or more from the sale of new securities, then the holders must convert their Notes into (i) shares of Common Stock at the Common Stock conversion price or (ii) shares of new securities at the new securities conversion price. The holders, however, will have no mandatory conversion obligation if V-ONE receives gross proceeds of $6,000,000 or more from the sale of new securities.

         An event of default will occur if V-ONE defaults in the payment of the Notes and the default continues for five days, or upon the occurrence of other typical default events, including, but not limited to, an assignment for the benefit of creditors, an adjudication of bankruptcy, an application for the appointment of a trustee or receiver or the dissolution of V-ONE. If an event of default occurs, the Notes will bear interest at the fixed rate of 15% from the date of acceleration resulting from the default. The Notes are secured by all of V-ONE's assets, except for proprietary technology, intellectual property and source code information.

         In connection with the Notes offering, V-ONE issued detachable warrants to purchase 1,188,000 shares of Common Stock to provide 100% warrant coverage to the holders of the Notes. The exercise price of the warrants is $0.50 per share and they are exercisable for a period beginning six months after issuance and ending five years after issuance. V-ONE will have the right to require the exercise of the warrants if the closing sales price of V-ONE's Common Stock, as traded on Nasdaq, is equal to or greater than $3.00 per share for any consecutive 20 trading days and the shares of Common Stock underlying the warrants have been registered under the Securities Act of 1933, as amended.

         The exercise price and number of shares of Common Stock to be issued upon exercise of the warrants are subject to equitable adjustment in the event of stock dividends, stock splits and similar events affecting the Common Stock. In addition, if V-ONE issues any shares of Common Stock or equivalents at a purchase price less than the then current market price of the Common Stock or the warrant exercise price, the exercise price will be equitably reduced, and number of shares of Common Stock to be issued upon exercise of the warrants adjusted accordingly.

         Also in connection with the Notes offering, V-ONE granted warrants to purchase a total of 336,750 shares of Common Stock to Joseph Gunnar & Co., LLC and LaSalle St. Securities, LLC, placement agent and subagent, respectively, for the Notes offering. The terms of the placement agent warrants mirror those of the detachable warrants granted in connection with the Notes offering.

         V-ONE has granted registration rights to the purchasers of the Series C and Series D Shares and Notes whereby V-ONE is obligated, in certain instances, to register the shares of Common Stock issuable upon conversion of the Series D Shares and Notes and exercise of the warrants attached to the Series C and Series D Shares and Notes.


                                  LEGAL MATTERS

         Certain legal matters with respect to the issuance of the shares of Common Stock offered by this prospectus have been passed upon for V-ONE by Kirkpatrick & Lockhart LLP, 1800 Massachusetts Avenue, NW, Washington, DC 20036.


                                     EXPERTS

         The financial statements and schedule of V-ONE at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, appearing in V-ONE's Annual Report (Form 10-K) for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the financial statements) included therein and incorporated herein by reference. Such financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

No  dealer,   salesperson   or  any  other  person  is
authorized  to give  any  information  or to make  any
representations  in  connection  with this  prospectus
and,   if   given  or  made,   such   information   or                          6,504,493 Shares
representations must not be relied upon as having been
authorized  by  V-ONE.   This   prospectus   does  not
constitute  an offer to sell or a  solicitation  of an
offer to buy any  security  other than the  securities
offered by this  prospectus,  or an offer to sell or a
solicitation  of an  offer  to buy any  securities  by
anyone  in any  jurisdiction  in which  such  offer or
solicitation  is not  authorized  or is unlawful.  The
delivery  of this  prospectus  shall  not,  under  any                         V-ONE CORPORATION
circumstances,   create  any   implication   that  the
information   herein  is   correct   as  of  any  time
subsequent to the date of this prospectus.


               ------------------------


                   TABLE OF CONTENTS

                                                 Page                            COMMON STOCK
                                                 ----

V-ONE Corporation...................................2
Risk Factors........................................2
Where You Can Find More Information.................6
Incorporation of Certain Documents by Reference.....6
Selling Stockholders................................7
Use of Proceeds....................................10
Plan of Distribution...............................10                          ----------------
Description of Securities..........................11
Legal Matters......................................14                             PROSPECTUS
Experts............................................14
                                                                               ----------------




                                                                               ____________, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses expected to be incurred by V-ONE Corporation ("V-ONE") in connection with the sale and distribution of the shares of Common Stock being registered. With the exception of the registration fee, all amounts shown are estimates.

         SEC registration fee...................................        $ 209.44
         Printing and engraving expenses........................        2,000.00
         Legal fees and expenses ...............................       20,000.00
         Accounting fees and expenses...........................       15,000.00
         Miscellaneous fees and expenses........................        3,000.00
                                                                ----------------
                         Total..................................      $40,209.44
                                                                ================

Item 15. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law, as amended ("DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

         Article Ninth of V-ONE's Amended and Restated Certificate of Incorporation provides that V-ONE shall indemnify, to the fullest extent now or hereafter permitted by law, each director, officer, employee or agent (including each former director, officer, employee or agent) of V-ONE who was or is made party to or a witness in or is threatened to be made a party to or a witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of V-ONE, against all expenses (including attorneys' fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

         Article VI, Section 6.1 of V-ONE's Amended Bylaws provides that each person who was or is made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding") by reason of the fact that he is or was a director, officer, agent or employee of V-ONE, shall be indemnified and held harmless by

V-ONE to the fullest extent authorized by DGCL, as the same exists or may hereafter be amended, against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection therewith. Notwithstanding the foregoing, no director shall be indemnified nor held harmless in violation of the provisions set forth in V-ONE's Amended and Restated Certificate of Incorporation; and no director, officer, agent or employee shall be indemnified nor held harmless by V-ONE unless:

         (i) In the case of conduct in his/her official capacity with V-ONE, he/she acted in good faith and in a manner he/she reasonably believed to be in the best interests of V-ONE;

         (ii) In all other cases, his/her conduct was at least not opposed to the best interests of V-ONE nor in violation of the Amended and Restated Certificate of Incorporation, Bylaws or any agreement entered into by V-ONE; and

         (iii) In the case of any criminal proceeding, he/she had no reasonable cause to believe that his/her conduct was unlawful.

Item 16. Exhibits.

        Number     Description of Exhibit
        ------     ----------------------

        5          Opinion of Kirkpatrick & Lockhart LLP
        23.1       Consent of Ernst & Young LLP
        23.2       Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5)
        24         Power of Attorney (see page II-4)


Item 17. Undertakings.

(a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i)   To  include  any  prospectus  required  by   section
                            10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii) To include  any  material  information  with respect to the plan of distribution not previously disclosed in the registration statement;

                       PROVIDED,  HOWEVER,  that  paragraphs  (a)(1)(i) and
                       (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on August 22, 2002.


                                V-ONE CORPORATION


                                By:      /s/ Margaret E. Grayson
                                         ---------------------------------------
                                         Margaret E. Grayson
                                         President and Chief Executive Officer



         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William E. Odom or Margaret E. Grayson his or her attorney-in-fact, with power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                 TITLE                      DATE
---------                                 -----                      ----

                                        President,
/s/ Margaret E. Grayson         Chief Executive Officer,
---------------------------   Principal Financial Officer       August 22, 2002
Margaret E. Grayson                   and Director




/s/ Molly G. Bayley
---------------------------
Molly G. Bayley                         Director                August 20, 2002




---------------------------
Heidi B. Heiden                         Director                August __, 2002



/s/ James F. McManus
---------------------------
James F. McManus                        Director                August 21, 2002

SIGNATURE                                TITLE                      DATE
---------                                -----                      ----


---------------------------
Michael O'Dell                          Director                August __, 2002



/s/ William E. Odom
---------------------------
William E. Odom                         Director                August 22, 2002

                                  EXHIBIT INDEX



      Number               Description of Exhibit
      ------               ----------------------
      5                    Opinion of Kirkpatrick & Lockhart LLP
      23.1                 Consent of Ernst & Young LLP
      23.2                 Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5)
      24                   Power of Attorney (see page II-4)
